Exhibit 99.1

Zion Oil and Gas Launches Free Investor Relations App

Investors can download the new mobile app at Apple’s App store and Google Play

Dallas, Texas and Caesarea, Israel – October 1, 2014 – Zion Oil & Gas, Inc. (NASDAQ GM: ZN) (“Zion” or “Company”) today announced the release of its investor relations (“IR”) app for iPhone, iPad and Android mobile devices now available as a free download (type “Zion Oil” in the search engine) at Apple’s App Store for the iPhone and iPad and at Google Play for Android mobile devices.

iPhone and iPad: http://bit.ly/ZrwI1C
Android: http://bit.ly/1rHtYra

Zion’s investor relations app, powered by theIRapp® through the mobile IR services of the American Stock Transfer & Trust Company, LLC (“AST”), allows users to navigate the Company’s investor relations materials as well as receive other important Company information. Features in the app include the latest press releases and SEC filings as well as operational and background information, videos, audio, and other Company presentations. Sharing functionality via email, Twitter and Facebook is available as well as the ability for investors to be notified when new information is posted to the company’s IR app.

“The launch of Zion’s investor relations app for iPhone, iPad and Android mobile devices enables our current and future shareholders to have quick and simple access to Company information, including our exploration activities in Israel,” commented John Brown, Chairman and CEO. “Recognizing the growing importance of mobile technology to all investors, Zion launched this application to help ensure that our shareholders have instant access to our corporate and exploration operations. We are excited to be one of the early adopters of mobile technology that helps drive shareholder value and creates broader awareness throughout the investment community.”

AST is the Company’s Transfer Agent and registrar for the Zion’s common stock and warrants and the Plan Agent for the Dividend Reinvestment and Common Stock Purchase Plan (“DSPP”). Zion’s investor relations app will provide a direct link to Zion’s website and additional Company information such as the DSPP program. Zion’s new app will serve as an additional channel of distribution for key corporate information along with our website and other social media such as Facebook and Twitter.

AST offers a multi-lingual and worldwide call center and a dedicated Zion 844-699-6645 number for domestic shareholders and a dedicated number 1-718-921-8205 for foreign shareholders with multi-lingual capability.

Zion Oil & Gas, a Delaware corporation, explores for oil and gas onshore in Israel. The operations are focused on the Megiddo-Jezreel License (approximately 99,000 acres), just south of the Sea of Galilee.

Contact:
Zion Oil & Gas, Inc.
6510 Abrams Rd., Suite 300
Dallas, TX 75231
Brittany Martin:
Telephone: 214-221-4610
Email: invest@zionoil.com
www.zionoil.com